Exhibit 99.2

Terms of Letter Agreement Dated May 3, 2010 between U.S. Cellular and Mary N. Dillon

The terms of the letter agreement are as follows.  References to “our,” “the Company” and “USCC” refer to U.S. Cellular.  References to “you” and “Executive” refer to Mary N. Dillon.  References to “I,” “me,” and “my” refer to the Chairman of U.S. Cellular.  References to “TDS” refer to Telephone and Data Systems, Inc., U.S. Cellular’s parent company.

•         A base salary of $60,417 per month ($725,000 per year) through December 31, 2010, with a performance review following year-end 2010.  Our policy is to review senior executive salaries annually as soon after January 1st as is feasible (for increases effective January 1st).

•         A one-time payment of $450,000 on the three month anniversary of your date of employment, unless prior to such date you terminate for Cause or terminate other than for Good Reason [as such terms are defined below].

•         A one-time payment of $250,000 on the fifteenth month anniversary of your date of employment, unless prior to such date you terminate for Cause or terminate other than for Good Reason.

•         A 2010 bonus of at least $580,000 assuming you start on or before June 1, 2010.  If USCC exceeds its target bonus percentage under the USCC Senior Management Bonus Program and assuming you are in USCC’s employ by June 1, 2010, your bonus for 2010 (payable on or before March 15, 2011) will increase proportionally (e.g. if the percentage payout under this Program is 110% of target, your bonus will be 110% of $580,000 or $638,000).

•         Starting in 2011, your target bonus opportunity will be 80% of your base salary for the year, and be based primarily on USCC’s results for the year versus those targeted in USCC’s Senior Management Bonus Program.  At the end of each year, I will also take into consideration those key elements of USCC’s performance/progress that are not measured, or adequately measured, by USCC Senior Management Bonus Program, and my assessment of your performance for that year.  With superior performance, you will be eligible for bonus awards significantly above the targeted 80% level.

•         Ability to defer salary and/or bonus payments.  You will, at your option, be able to defer whatever percentages of your salary and/or bonus awards that you decide best meet your financial planning objectives (the deferred bonus percentage for 2010 needs to be determined before your employment starts).  Deferred bonuses are invested in phantom stock and are matched at 25% for amounts deferred up to 50% of the total annual bonus, and at 33.3% for any amounts that are deferred that exceed 50% of the total annual bonus award.

•         Participation in the USCC Long-Term Incentive Programs as follows:

✓       A grant of 75,000 USCC stock options.  It will be made on your first day of employment with USCC at a strike price equal to the closing price of the Company’s stock on that date.  This grant will vest in 3 equal annual installments, with the first one-third vesting on the first anniversary of the date of the grant.

✓       A grant of 20,000 USCC restricted stock units.  This grant will be made on the first day of employment and cliff vest on the third anniversary of the date of the award.

✓       In the unlikely event that you terminate without Cause or for Good Reason within two years of your starting date, you will fully vest in the awards mentioned immediately above.  You will have one year from the date of such a termination without Cause or for Good Reason to exercise this award.

✓       A grant of an additional 75,000 USCC stock options made on your first day of employment with USCC at a strike price equal to the closing price of the Company’s stock on that date.  This grant will cliff vest on the sixth anniversary of the date of the grant.

✓       A grant of an additional 25,000 USCC restricted stock units that will be made on your first day of employment with USCC.  This grant will cliff vest on the sixth anniversary of the date of the grant.

•         Starting in 2011, annual grants of USCC stock options and restricted stock units.  They have historically been awarded on the first trading day in April (usually April 1st).  The determination of these grants will be as follows:

✓       An annual research report from our executive compensation consultant, Towers Watson, which will provide me with what would be a competitive (50th percentile) long term incentive award value (expected value) for your position and salary level.  This expected value is planned to be allocated to nonqualified stock options (60%) and restricted stock units (40%).  Currently, this expected value is based two-thirds on telecommunications companies and one-third on general industry companies in Towers Watson’s database*.

✓       My recommendation to the USCC Long Term Incentive Compensation Committee (composed of outside USCC Directors) as to the number of USCC stock options and restricted stock units that you would be awarded.  My recommendations are based on the Towers Watson’s report adjusted, as appropriate, by my assessment of USCC’s, your team’s, and your performance for the preceding year.

✓       The USCC Long Term Incentive Compensation Committee’s review of my recommendations and their decisions with respect to your annual USCC stock option and restricted stock unit awards.

✓       The vesting schedules for your 2011 stock option and restricted stock unit awards are expected to be three years (ratable and cliff respectively).  No changes to these vesting schedules are currently anticipated with respect to such awards in future years.

•         The total combined value of your 2011 stock option award and your 2011 restricted stock unit award will be no less than $1,800,000, as calculated by Towers Watson using their standard valuation methodology.  The same will be the case for these two awards in 2012 (e.g. it will, per Towers Watson’s standard valuation methodology, be valued at not less than $1,800,000).  Your upfront and annual stock option and restricted stock option agreements will contain the same change of control provisions as are included in USCC’s current stock option and restricted stock agreements for USCC officers.

•         A seat on the USCC Board when you join USCC or as soon afterwards as the necessary arrangements can be completed.  You will also make presentations to the TDS Board at most of its regular meetings.

•         The same medical, life insurance and pension programs which USCC has extended to its top executives.

•         A company car under TDS’ car policy for top level corporate executives.  More specifically, you will be able to purchase a 2010 model year company car of your choice; with USCC paying up to $44,200 of the cost of the vehicle (the $44,200 includes the base price of the car, all options and freight.  The amount does not include taxes, titles and other fees, all of which USCC will pay).

•         A luncheon club membership and health club membership, should you wish to take advantage of either or both of these opportunities.

•         Vacation of 4 weeks to be taken, of course, at times that will not jeopardize performance of your responsibilities.

•         In the unlikely event that you terminate without Cause or for Good Reason within the first two years of your starting date, you will receive, contingent on your signing a severance agreement that releases USCC and TDS from any and all claims you may have with regard to either or both companies, an amount equal to one year of your then current salary.  For all purposes of this agreement, the terms “Cause” and “Good Reason” shall be defined as attached.

*  For illustrative purposes, such a long term incentive award, were it to have been made based on the information currently available to Towers Watson, would have had a total expected value (stock options and restricted stock) of $2,430,000 according to their valuation methodology.

DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

a.         “Cause” shall mean (i) a material breach by the Executive of her Employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (A) which is the result of the Executive’s gross negligence or (B) which is demonstrably willful and deliberate on the Executive’s part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company; (ii) the commission by the Executive of a felony involving moral turpitude; or (iii) competition by the Executive with the Company or any of its affiliates or misappropriation of confidential information of the Company or any of its affiliates (as defined in the Stock Option Award Agreement evidencing a stock option grant under the United States Cellular Corporation 2005 Long-Term Incentive Plan (the “Plan”)).

b.         “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent and which is not remedied by the Company within a reasonable period of time after receipt of written notice from the Executive specifying such event:

(i)  any of (A) a material and adverse change in the Executive’s duties with the Company as of Mary Dillon’s date of employment, (B) a material and adverse change in the Executive’s reporting responsibilities, titles or offices with the Company as in effect on Mary Dillon’s date of employment or (C) any failure to re-elect the Executive to any position with the Company held by Mary Dillon in the first month of her employment.

(ii) a reduction by the Company in the Executive’s rate of annual base salary as in effect on Mary Dillon’s date of employment or as the same may be increased from time to time thereafter.